ARTICLES SUPPLEMENTARY
                                TO
                     ARTICLES OF INCORPORATION
                                OF
             INVESCO CAPITAL APPRECIATION FUNDS, INC.


      INVESCO Capital Appreciation Funds, Inc., a corporation organized and existing under the General Corporation Law of the State of Maryland, registered as an open-end investment company under the Investment Company Act of 1940, and having its registered office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: By a unanimous written consent resolution dated May 11, 1998, the board of directors of the Corporation voted to allocate an additional one hundred million (100,000,000) shares of common stock of the Corporation to one of the currently existing funds known as INVESCO Dynamics Fund. INVESCO Dynamics Fund is currently allocated one hundred million (100,000,000) shares of common stock of the Corporation. After this reallocation, the INVESCO Dynamics Fund shall have two hundred million (200,000,000) authorized shares. The aggregate number of shares of stock of all series which the Corporation shall have the authority to issue before and after this reallocation is three hundred million (300,000,000) shares of Common Stock with a par value of $0.01 per share.

     SECOND: Shares of each class have been duly classified by the board of directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

     THIRD:  A  description  of the common stock so  classified,  including  the powers, preferences, participating, voting or other special rights and qualifications, restrictions and limitations thereof, is as outlined in the Articles of Incorporation of the Corporation.

     FOURTH: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940.

      FIFTH: The undersigned, the President of the Corporation, who is executing on behalf of the Corporation the foregoing Articles Supplementary, of which this paragraph is a part, hereby acknowledges, in the name of and on behalf of the Corporation, that the foregoing Articles Supplementary are the corporate act of the Corporation and further verifies under oath that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects, under the penalties of perjury.

      IN WITNESS WHEREOF, INVESCO Capital Appreciation Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on the 11th day of May, 1998.

      These Articles Supplementary shall be effective upon acceptance by the Maryland State Department of Assessments and Taxation.

                                       INVESCO CAPITAL APPRECIATION FUNDS, INC.



                                       By:  /s/ Dan J. Hesser
                                       -----------------------------------
                                       Dan J. Hesser, President

ATTEST:

By:   /s/ William J. Galvin, Jr.
      ------------------------------
      William J. Galvin, Jr.,
      Assistant Secretary

      I, Beverly J. Stout, a notary public in and for the State of Colorado, do hereby certify that Dan J. Hesser, personally known to me to be the person whose name is subscribed to the foregoing Articles Supplementary, appeared before me this date in person and acknowledged that he signed, sealed and delivered said instrument as his full and voluntary act and deed for the uses and purposes therein set forth.

      Given my hand and official seal this 11th day of May, 1998.


                               /s/ Beverly J. Stout
                               ------------------------------------
                               Notary Public